EXHIBIT 10.5

ACKNOWLEDGMENT OF PAYMENT AND TERMINATION AGREEEMNT

This ACKNOWLEDGEMENT OF PAYMENT AND TERMINATION AGREEEMNT (this “Agreement”), dated August 21, 2007,  is by and between TEXTRON FINANCIAL CORPORATION (“TFC”) and GE COMMERCIAL DISTRIBUTION FINANCE (“GECDF”) and acknowledged by MTM TECHNOLOIES, INC., MTM TECHNOLOGIES (MASSACHUSETTS) LLC, MTM TECHNOLOGIES (US), INC. and INFO SYSTEMS, INC. (collectively, the “Customers”).

RECITALS:

WHEREAS, TFC has extended inventory financing to the Customers;

WHEREAS, GECDF will provide financing to the Customers and the Customers have granted GECDF a security interest in their (the “Assets”) to secure the obligations of the Customers to GECDF;

WHEREAS, GECDF desires TFC to terminate its rights, title, security interests and liens in the Assets under or otherwise in connection with its Loan and Security Agreement dated as June 8, 2005 between TFC and the Customers, as amended, and any other documents executed in connection therewith, and to authorize the filing of the Uniform Commercial Code (UCC) termination statements attached hereto as Exhibit A to evidence the termination of its rights in the Assets (the “Termination Statements”); and

WHEREAS, TFC is willing to terminate its rights, title, security interests and liens in the Assets as set forth above and to authorize the filing of the Termination Statements provided that TFC receives the “Payout Amount” (as defined below).

NOW THEREFORE, TFC and GECDF hereby agree as follows:

TFC represents and warrants to GECDF that, to the best of TFC's knowledge, TFC has not assigned or subordinated any of TFC's right, title or interest in the Assets as set forth above to any other person or party other than in connection with that certain Amended and Restated Intercreditor Agreement, dated as of November 3, 2006, between TFC and The CIT Group/Business Credit, Inc. and that certain Agreement Relating to Sun Service Contracts dated as of December 12, 2005 among MRA Systems, Inc., the Customers, TFC, and the other parties thereto.

Upon receipt of payment in immediately available funds in the sum of $12,228,140.63 (the “Payout Amount”) on August 21, 2007, TFC agrees that (a) TFC’s rights, title, security interests and liens in the Assets as set forth above shall be terminated, and (b) the Customers and/or GECDF and/or their respective agents or attorneys are authorized to record or file the Termination Statements in the appropriate offices and/or jurisdictions (all at the cost and expense of the Customers or GECDF).  The Payout Amount represents all of the outstanding indebtedness owing to TFC by the Customers, inclusive of $10,701,238.56 of principal and $49,332.65 of interest, fees and charges as set forth on Exhibt B attached hereto.   The Payout Amount shall be paid via Federal Funds wire transfer to TFC pursuant to wiring isntructions set forth on Exhibit B attached hereto.

Included in the Payout Amount are obligations of TFC  in connection with TFC's open approvals (amounts approved by TFC for Customers' inventory purchases, but which, for any reason remain unfunded by TFC on the date hereof) in an amount equal to $1,483,904.42 (collectively the “Open Approvals”), as more particularly detailed on Exhibit C attached hereto. Customers acknowledge that the amount of the Open Approvals shall be deemed an advance as set forth and defined in the credit agreement between Customers and GECDF.  TFC agrees to fund the “Open Approvals” in accordance with its standard operating procedures from the $1,483,904.42 amount referred to above and to provide written notice of each such funding to GECDF.  TFC shall also furnish to the Customers  any manufacturer/vendor invoice received in respect of any such Open Approval.  If any Open Approvals have not been funded after 45 days from the date hereof, TFC shall return to GECDF the portion of the aforesaid $1,483,904.42 amount attributable to such unfunded Open Approvals and TFC shall be relieved from funding such Open Approvals.  During such  45 day period,  TFC shall use reasonable administrative efforts to forward directly to GECDF any  other invoices received on Customers' behalf.

TFC agrees to execute and deliver to GECDF for filing in the appropriate offices, such other additional Termination Statements or other releases and terminations as GECDF may reasonably request, from time to time, to evidence the termination of TFC’s rights, title, security interests and liens in the Assets as provided above.

Except with respect to TFC’s undertaking above regarding the return of  the unused amount of the Open Approval portion of the Payout Amount  and TFC’s express representations and warranties set forth above, this letter is issued without any recourse, in any event, to TFC and without warranties or representations by TFC.

This Agreement constitutes the entire agreement between GECDF and TFC with respect to the subject matter hereof.

This Agreement may not be amended except by written agreement between GECDF and TFC and shall be governed by and construed according to the laws of the state of New York.

This Agreement is solely for the benefit of  GECDF and TFC and is not intended to benefit any other person or entity, including without limitation, the Customers.

Nothing herein shall be deemed a release or termination of any Customer’s obligations to TFC to the extent that such obligations survive the payment of the Payout Amount.  Any such obligations shall be unsecured.

This Agreement may be executed in one or more counterparts, each of which when so executed and delivered (whether by facsimile or otherwise) shall be an original but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the duly authorized representatives of TFC and GECDF have executed, and Customers have acknowledged, this Acknowledgement of Payment and Termination Agreement as of the date set forth above.

TEXTRON FINANCIAL CORPORATION		GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION
By:	/s/	By:	/s/
Name:		Name:
Title:		Title:

ACKNOWLEDGED BY: MTM TECHNOLOIES, INC., MTM TECHNOLOGIES (MASSACHUSETTS) LLC, MTM TECHNOLOGIES (US), INC. and INFO SYSTEMS, INC.
By:	/s/
Name:
Title: